Exhibit 2.5

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is executed as of January 12, 2005, by and among BioMarin Pharmaceutical Inc., a Delaware corporation, BioMarin Pediatrics Inc., a Delaware corporation and wholly-owned subsidiary of BioMarin Pharmaceutical Inc., Medicis Pharmaceutical Corporation, a Delaware corporation, and Medicis Pediatrics, Inc. (formerly known as Ascent Pediatrics, Inc.), a Delaware corporation, a wholly-owned subsidiary of Medicis Pharmaceutical Corporation. Each is referred to herein as a “Party” and collectively as the “Parties.”

AGREEMENT

In consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1. Definitions.

Unless otherwise defined herein or the context otherwise requires, the capitalized terms appearing herein shall have the respective meanings ascribed to them in the Securities Purchase Agreement dated as of May 18, 2004 by and among the Parties (the “Securities Purchase Agreement”).

2. Amendment. The Securities Purchase Agreement is hereby amended as follows:

2.1 The first clause of Section 1.3 of the Securities Purchase Agreement is hereby amended to read in its entirety as follows:

“The aggregate consideration for the Option Shares shall be Seventy Million Six Hundred Thousand Dollars ($70,600,000) payable as follows:”

2.2 Section 1.3(b) of the Securities Purchase Agreement is hereby amended to read in its entirety as follows:

“(b) Eight Million Six Hundred Thousand Dollars ($8,600,000), payable at the Option Closing in that number of shares of BioMarin Common Stock with an aggregate value, as of the Option Closing Date, of Eight Million Six Hundred Thousand Dollars ($8,600,000) (the “Additional Payment”), as measured by the average closing sales price per share of BioMarin Common Stock over the twenty trading days immediately preceding the Option Closing Date (or to the extent the Option Closing Date is accelerated pursuant to Section 1.2(c), (d) or (e), as measured by the average closing sales price per share of BioMarin Common Stock over the twenty (20) trading days immediately preceding the Target Closing Date) (the “BioMarin Payment Shares”); provided, however, (1)(i) if BioMarin is unable to deliver such BioMarin Payment Shares on the Option Closing Date (or the Target Closing Date, if applicable), or (ii) if BioMarin determines that the representations and warranties in Section 3.12 or 3.14 are not accurate as of the Option Closing Date (or the Target Closing Date, if applicable), then in cash and, in such event, BioMarin shall have no further obligation under Section 4.8; and (2) if BioMarin delivers such BioMarin Payment Shares on the Option Closing Date (or the Target Closing Date, if applicable) and the registration statement for BioMarin Payment Shares described in Section 4.8(a) is not effective on the Option Closing Date (or the Target Closing Date, if applicable) then BioMarin shall either: (i) pay to Medicis the Additional Payment in cash; or (ii) deliver to Medicis the unregistered BioMarin Payment Shares; provided that (x) if the BioMarin Payment Shares are not registered within thirty (30) days of the Option Closing Date (or the Target Closing Date, if applicable) BioMarin shall pay the Additional Payment in cash and Medicis shall surrender to BioMarin the certificates representing the BioMarin Payment Shares delivered to Medicis on the Option Closing Date (or the Target Closing Date, if applicable) and, in such event, BioMarin shall have no further obligation under Section 4.8 and (y) if the BioMarin Payment Shares are registered within thirty (30) days of the Option Closing Date (or the Target Closing Date, if applicable) and the average closing sales price per share of BioMarin Common Stock over the twenty (20) trading days preceding the effective date of the registration statement for BioMarin Payment Shares (the “Effective Date Price”) is less than the average closing sales price per share of BioMarin Common Stock over the twenty (20) trading days immediately preceding the Option Closing Date (or the Target Closing Date, if applicable) (the “Closing Date Price”) then BioMarin shall pay to Medicis an amount in cash equal to the product of (A) the number of BioMarin Payment Shares multiplied by (B) the Closing Date Price minus the Effective Date Price; and”

2.3 Section 4.8(a) of the Securities Purchase Agreement is hereby amended to read in its entirety as follows:

“(a) Registration. On or before the Option Closing Date or, in the event that the Option Closing Date is accelerated pursuant to Section 1.2(c), (d) or (e), the Target Closing Date, BioMarin shall prepare and file a registration statement on Form S-3 under the Securities Act, covering the BioMarin Payment Shares (collectively, the “Restricted Stock“) and shall use its best efforts to cause such registration statement to become effective as expeditiously as possible and to remain effective until the earliest to occur of (i) the date the Restricted Stock covered thereby has been sold (but in any event not before the expiration of any longer period required under the Securities Act) or (ii) the date by which all Restricted Stock covered thereby may be sold under Rule 144 without restriction as to volume.”

2.4 The definition of “License Agreement” in Exhibit A to the Securities Purchase Agreement is hereby amended to read in its entirety as follows:

“‘License Agreement’ shall mean that certain License Agreement by and among BioMarin, BioMarin Acquisition, Medicis and Ascent, dated as of the date hereof, as modified or amended from time to time in accordance therewith.”

2.5 Revise Exhibit A to the Securities Purchase Agreement to add a definition of “Primsol Transaction”, which definition shall read in its entirety as follows:

“Primsol Transaction” shall mean that certain license and option agreement by and between Medicis and Taro Pharmaceuticals, North America, Inc., dated January 14, 2003, as the same may be amended solely with regard to the Primsol Rights (as defined in the License Agreement).”

2.6 The definition of “Permitted Encumbrances” in Exhibit A to the Securities Purchase Agreement is hereby amended to read in its entirety as follows:

“Permitted Encumbrances” shall mean the Lyne License, Permitted Liens, the Security Agreement and the Primsol Transaction.”

3. No Other Amendments. Except as expressly provided in Section 2 hereof, the Securities Purchase Agreement is not otherwise being amended, modified or supplemented, and it shall remain in full force and effect in accordance with its terms.

4. Incorporation by Reference. Sections 9.2, 9.3, 9.4, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13, and 9.14 of the Securities Purchase Agreement are hereby incorporated by reference herein and are made a part of this Amendment to the same extent and with the same force as if fully set forth herein.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their duly authorized representatives as of the day and year first above written.

MEDICIS PEDIATRICS, INC.		BIOMARIN PEDIATRICS INC.

By:	/s/ Mark A Prygocki, Sr.	By:	/s/ G. Eric Davis
Its:	Chief Financial Officer/Sec./Treasurer	Its:	Vice President

MEDICIS PHARMACEUTICAL CORPORATION		BIOMARIN PHARMACEUTICAL INC.

By:	/s/ Mark A Prygocki, Sr.	By:	/s/ Jeffrey H. Cooper
Its:	Executive Vice President, Chief Financial Officer	Its:	Vice President, Controller/ Chief Financial Officer

[Amendment to Securities Purchase Agreement Signature Page]